Exhibit 10-c

July 6, 2012
Steven J Ross
President
PanAm Terra, Inc.

RE:  ADVISORY AGREEMENT

Dear Mr. Ross:

This letter confirms the terms upon which PanAm Terra Inc. (the “Company”), engages The Corsair Group (“Corsair”), to act as its  financial and management consultant in connection with the management of the Company on matters of acquisitions, capital markets and business affairs,  mergers or acquisitions, or with respect to any other management and financial matters of the Company.

1.             Scope of Engagement.

The Company hereby engages Corsair (the “Engagement”) to act as financial and management consultant to the Company and to provide recommendations to the Company in connection with management issues, equity or debt financing as well as with other financial matters. The Company agrees and represents that it has the full authority and approval of the Board of Directors to enter into this Agreement.

2.             Scope of Work; Parameters

In connection with the Engagement:

Corsair will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;
Corsair will assist the Company in managing its operational, management, and accounting activities;
Corsair will assist the Company and its counsel in structuring, negotiating, finalizing acquisitions of farmland, companies and business opportunities ; and

Corsair will assist in identifying outside board members, investor relations firms, South American farmland brokers and firms, public relations firms, auditors, lawyers, research analysts and broker-dealers / underwriters for a private placement or follow-on offering (a “Follow-On Offering”).

The services to be provided by Corsair hereunder shall be provided primarily by Alexandre Clug, with assistance from other affiliates of Corsair.

3.             Company Responsibilities, Representations and Warranties.

In connection with the Engagement:

The Company agrees to cooperate with Corsair and will furnish to Corsair all information and data concerning the Company (the “Information”) which Corsair reasonably deems appropriate for purposes of rendering its services hereunder (including monthly financial statements and budgets), and will provide Corsair access to its officers, directors, employees and advisors.

The Company represents and warrants to Corsair that all Information included or incorporated by reference in any documents or otherwise made available to Corsair by the Company to be communicated to parties in connection with any transaction: (a) will be complete and correct; and (b) any projected financial information or other forward-looking information which the Company provides to Corsair will be made by the Company in good faith, based on management’s best estimates at the time and based on facts and assumptions which the Company believed were reasonable at the time.

The Company agrees to promptly notify Corsair if the Company believes that any Information that was previously provided to Corsair has become materially misleading or inaccurate in any way.

The Company acknowledges and agrees that, in rendering its services hereunder, Corsair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Corsair) without independent investigation or verification thereof or independent appraisal or evaluation of the Company or its business or assets, or any other party to the Financing. Corsair has no responsibility for the accuracy or completeness of any information, regarding the Company.

The Company agrees it is solely responsible for the decision to pursue or execute any transaction, business opportunity or capital markets opportunity. The Company acknowledges that Corsair is not responsible for the due diligence, legal, regulatory, compliance and success or failure of any transaction.

Any advice rendered by Corsair during the Engagement or in meetings with the Company or its Board of Directors, as well as any written materials provided by Corsair, are intended solely for the benefit and confidential use of the Company and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Corsair’s prior written consent, except as required by law, legal process or the rules of any regulatory agency.

The Company understands and acknowledges that conflicts of interest may occur by reason of the fact that certain parties and managers of Corsair are also affiliates or shareholders in Company.

4.             Compensation.

Throughout the term of this Agreement, the Company shall pay to Corsair a monthly retainer fee of: i.)$5,000 until the Company obtains $2,000,000 in financing (including all financing completed since October 1, 2010), and thereafter ii), $10,000.

Corsair will also receive 900,000 (nine hundred thousand) restricted shares of the Company’s common stock.  The shares will vest on July 6, 2013, but shall be surrendered and cancelled if this agreement is terminated prior to that date.

If during the term of this agreement, the Company owns or contracts to manage farmland, and the aggregate value of said farmland (determined by the most recent purchase price) is at least $200,000,000, then the Company will issue to Corsair a warrant to purchase 900,000 (nine hundred thousand) shares of common stock at a strike price of $2 per share during the period of five years from the date of issuance.

5.             Expenses.

The Company will reimburse Corsair for all out-of-pocket expenses reasonably incurred by it in connection with its Engagement hereunder, including reasonable fees and expenses of its counsel and any other independent experts retained by Corsair (and any retainers related thereto); provided, however, that without the prior written consent of the Company, all fees and expenses shall not exceed $2,500 and no counsel or outside consultant fees shall be reimbursed unless prior written approval from the Company is obtained. Such out-of-pocket expense reimbursement will be payable promptly upon submission by Corsair of statements to the Company. Business class airfare to be authorized if flight is over 3 hours.

6.             Scope of Responsibility.

Neither Corsair nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company, its Members or shareholders, or to any other person associated with the Company, for any claim, loss, damage, liability, cost or expense suffered by the Company or any such person arising out of or related to Corsair’s Engagement hereunder except for a claim, loss or expense that arises solely out of or is based solely upon any action or failure to act by Corsair, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination to constitute bad faith, willful misconduct or gross negligence on the part of Corsair. The Company understands that Corsair is not a broker-dealer and will not be performing any services that may only be performed by a registered broker-dealer.

7.             Indemnification.

Since Corsair will be acting on behalf of the Company in connection with its Engagement, the Company agrees to indemnify Corsair as set forth in Exhibit A to this Agreement. This will survive any termination of this agreement for a period of not less than 5 years.

8.             Termination.

The term of this Agreement is five (5) years from the date hereof; provided, however, that Corsair’s Engagement hereunder may be terminated after twenty four (24) months of the signing of this Agreement, with or without cause, by either the Company or Corsair upon 30 days prior written notice to the other party; provided, further, that such termination will not affect Corsair’s right to (i) expense reimbursement under Section 5, (ii) receipt of payment of any fees or compensation accrued prior to the effective date of termination pursuant to Section 4, and (iii) the indemnification contemplated by Section 7 above.  In addition, the Company may terminate this agreement at any time when Alexandre Clug ceases to be affiliated with Corsair or when his services are not available to fulfill the obligations of Corsair hereunder.

9.             Governing Law; Jurisdiction.

9.1  This Agreement will be deemed made in Miami, Florida and will be governed by the laws of the State of Florida without regard to the conflict of law principles contained therein.

9.2  Any dispute arising hereunder, if not settled by mutual agreement, shall be settled by final and binding arbitration in Miami, Florida. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association (“AAA Rules”) by a single disinterested arbitrator appointed in accordance with such AAA Rules.

9.3  The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined by the arbitrators.

9.4  Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction.  Each party hereby submits to the in personal and subject matter jurisdiction of the federal and state courts in the County of Miami-Dade for the purpose of confirming any such award and entering judgment thereon.

All proceedings under Section 9 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by both parties, except as required by law.

10.           No Rights in Equityholders, Creditors.

This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of Section 7 herein. The Company acknowledges and agrees that (a) Corsair will act as an independent contractor and is being retained solely to assist the Company in its efforts to help with its management and possible financial transactions, and that, Corsair is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating any financial transaction; and (b) Corsair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, and affiliates of the Company or any other person by virtue of this Agreement and the retention of Corsair hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

11.           Corsair; Other Activities; Public Announcements.

(a) The Company acknowledges that Corsair and its affiliates are in the business of providing financial services and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict Corsair in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties.

(b) Except as required by law or any regulatory agency, neither Corsair nor the Company shall make or issue any public announcements or other communications regarding this Agreement or the Financing without the prior approval of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

12.           Miscellaneous.

12.1           This Agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

12.2           This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.

12.3           Neither party may assign this Agreement without the prior written consent of the other party.

12.4           This Agreement can be modified or amended only by a written instrument signed by both parties.

12.5           If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

12.6           The provisions contained in Sections 5, 6, 7, 9, 10 and 11 shall survive expiration or termination of this Agreement.

12.7           All notices, requests, demands and other communications hereunder shall be given in writing and shall be (a) personally delivered; (b) sent by telecopier; (c) sent by an internationally-recognized overnight courier, or (d) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid.  The respective addresses to be used for all such notices, demands or requests are as follows:

If to the Company,

Steven J Ross
President
7 Canyon Rim

Newport Coast, CA 92657

Or to such other person or address as the Company shall designate in writing to the other party.

If to Corsair,

The Corsair Group
2665 S. Bayshore Drive, Suite 220
Miami, FL 33133  USA

Telecopier: +1(305)424-9501Attention: Alex Clug

Such communication shall be deemed delivered upon actual receipt (provided, that if notice is sent by telecopier it shall be deemed delivered the next day business after transmission and the sender shall bear the burden of proof of delivery) or refusal of receipt.  Either party to this Agreement may change its address at any time by giving notice thereof in accordance with this Section 12.

If the foregoing correctly sets forth our Agreement, please so indicate by signing below and returning an executed copy to The Corsair Group. This Agreement may be executed by the exchange by facsimile/telecopy or e-mail/electronic signature between the Parties of signed counterparts of this Agreement. We look forward to working with you and the rest of the management team in a long-term relationship that assists the Company in achieving its business goals.

Sincerely,	ACCEPTED AND APPROVED:

The Corsair Group	PanAm Terra Inc.

/s/ Alex Clug	/s/ Steven J. Ross
Alex Clug	Steven J Ross
CEO	President
The Corsair Group	PanAm Terra Inc.

EXHIBIT A

Indemnification

PanAm Terra, Inc. (the “Indemnitor”) agrees to indemnify and hold harmless Corsair and any affiliate of Corsair (the “Indemnitee”) against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, but not be limited to, attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred, arising out of, based upon, or in connection with the relationship between the Indemnitor and Corsair, excepting only any loss, damage or expense that is determined by a court of competent jurisdiction to have resulted primarily from intentional misconduct or reckless conduct by the Indemnitee.

If any claim or action is brought against an Indemnitee in respect of which indemnity may be sought against the Indemnitor pursuant to the foregoing paragraph, Corsair shall promptly notify the Indemnitor in writing of the claim or the institution of such action (but the failure so to notify shall not relieve the Indemnitor from any liability it may have other.  In the event that there is no reasonable legal defense to the claim or action, the Indemnitor shall promptly pay all amounts due from Corsair to the party bringing the claim or action.  If the Indemnitor believes in good faith that there is a reasonable legal defense to the claim or action, then the Indemnitor shall promptly assume the defense of such action, including the employment of counsel (satisfactory to Corsair) and payment of expenses.  Any Indemnitee shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee’s expense unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action, (ii) the Indemnitor shall not have promptly employed counsel satisfactory to Corsair to have charge of the defense of such action, or (iii) the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to him which are different from or additional to those available to the Indemnitor, in any of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee.  Anything in this paragraph to the contrary notwithstanding, the Indemnitor shall not be liable for any settlement of any such claim or action effected without its written consent.